Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2020, relating to the December 31, 2019 consolidated financial statements of Immersion Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 2020.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 3, 2021